Corporate Contact:
Ioannis Zafirakis
Director, Chief Financial Officer,
Chief Strategy Officer, Treasurer and Secretary
Telephone: + 30-210-9470-100
Email: izafirakis@dianashippinginc.com
Website: www.dianashippinginc.com
X: @Dianaship
For Immediate Release
Investor and Media Relations:
Edward Nebb
Comm-Counsellors, LLC
Telephone: + 1-203-972-8350
Email: enebb@optonline.net

DIANA SHIPPING INC. COMMENCES SELF TENDER OFFER
TO PURCHASE UP TO 15,000,000 SHARES

ATHENS, GREECE, December 2, 2024 - Diana Shipping Inc. (NYSE: DSX) (the “Company”), a global shipping company specializing in the ownership and bareboat charter-in of dry bulk vessels, today announced it is commencing a tender offer to purchase up to 15,000,000 shares, or about 12.0%, of its outstanding common stock, using funds available from cash and cash equivalents on hand at a price of $2.00 per share. The tender offer will expire at the end of the day, 5:00 P.M., Eastern Time, on December 31, 2024, unless extended or withdrawn. The Board of Directors determined that it is in the Company’s best interest to repurchase shares at this time given the Company’s cash position and stock price. The tender offer is not conditioned upon any minimum number of shares being tendered. Specific instructions and an explanation of the terms and conditions of the tender offer are contained in the Offer to Purchase and related materials that are being mailed to shareholders.

Diana Shipping Inc. has retained Computershare Trust Company, N.A. as the depositary for the tender offer and Georgeson LLC as the information agent.

Copies of the Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery are being mailed to the Company’s shareholders. Additional copies of the Offer to Purchase, the related Letter of Transmittal or the Notice of Guaranteed Delivery may be obtained at the Company’s expense from the information agent at (800) 248-7690 (toll free). Questions regarding the tender offer should be directed to the information agent at (800) 248-7690 (toll free). Parties outside the U.S. can reach the information agent at +1-781-575-2137.

Certain Information Regarding the Tender Offer

The information in this press release describing Diana Shipping Inc.’s tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of Diana Shipping Inc.’s common stock in the tender offer. The tender offer is being made only pursuant to the Offer to Purchase and the related materials that Diana Shipping Inc. is distributing to its shareholders, as they may be amended or supplemented. Shareholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the tender offer. Shareholders of Diana Shipping Inc. may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that Diana Shipping Inc. is filing with the Securities and Exchange Commission from the Securities and Exchange Commission’s website at www.sec.gov. Shareholders may also obtain a copy of these documents, without charge, from Georgeson LLC, the information agent for the tender offer, toll free at (800) 248-7690. Shareholders are urged to carefully read all of these materials prior to making any decision with respect to the tender offer. Shareholders and investors who have questions or need assistance may call Georgeson LLC, the information agent for the tender offer, toll free at (800) 248-7690. Parties outside the U.S. can reach the information agent at +1-781-575-2137.

About the Company

Diana Shipping Inc. is a global provider of shipping transportation services through its ownership and bareboat charter-in of dry bulk vessels. The Company’s vessels are employed primarily on short to medium-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, Company management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond the Company’s control, the Company cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors, other important factors that, in the Company’s view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for dry bulk shipping capacity, changes in the Company’s operating expenses, including bunker prices, drydocking and insurance costs, the market for the Company’s vessels, availability of financing and refinancing, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, including risks associated with the continuing conflict between Russia and Ukraine and related sanctions, potential disruption of shipping routes due to accidents or political events, including the escalation of the conflict in the Middle East, vessel breakdowns and instances of off-hires and other factors. Please see the Company’s filings with the U.S. Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.